Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Meta Financial Group, Inc.

We consent to the incorporation by reference in the registration statements pertaining to the Meta Financial Group, Inc. 1995 Stock Option and Incentive Plan (No. 333‑22523) and the Meta Financial Group, Inc. 2002 Omnibus Incentive Plan (No. 333-110200, No. 333-141407, No. 333-151604, and No. 333-222674) of Meta Financial Group, Inc. on Form S-8 and in the registration statements (No. 333-212269) of Meta Financial Group, Inc. on Form S-3 of our reports dated November 29, 2018, with respect to the consolidated statements of financial condition of Meta Financial Group, Inc. and subsidiaries as of September 30, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of September 30, 2018, which reports appear in the September 30, 2018 annual report on Form 10‑K of Meta Financial Group, Inc.
Our report dated November 29, 2018, on the effectiveness of internal control over financial reporting as of September 30, 2018, contained an explanatory paragraph that states the Company acquired Crestmark Bancorp, Inc. on August 1, 2018, and management has excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of September 30, 2018, Crestmark Bancorp, Inc.’s internal control over financial reporting associated with total assets of $1.35 billion and total revenues of $31.5 million included in the consolidated financial statements of the Company as of and for the year ended September 30, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Crestmark Bancorp, Inc.

/s/ KPMG LLP
Des Moines, Iowa
November 29, 2018